                                                                 Exhibit 99.3.3

       SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF
                              R&B COMMUNICATIONS

  You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of R&B Communications" and such entity's financial statements and notes thereto included in this document for a further explanation of the financial data summarized below.

  We have set forth below selected historical consolidated financial data of R&B Communications:

  . as of, and for the years ended, December 31, 1995, 1996, 1997, 1998 and 1999, derived from the consolidated financial statements and notes thereto of R&B Communications, which have been audited by Phibbs, Burkholder, Geisert & Huffman, LLP with respect to the years ended 1995 through 1998 and McGladrey & Pullen, LLP with respect to the year ended 1999; and

  . as of, and for the three-month periods ended, March 31, 1999 and 2000, derived from the unaudited condensed consolidated financial statements and notes thereto of R&B Communications, which, in the opinion of its management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for three-month periods are not necessarily indicative of results that might be expected for the entire fiscal year.

                                                                        Three Months
                                  Year Ended December 31,              Ended March 31,
                          -------------------------------------------  ----------------
                           1995     1996     1997     1998     1999     1999     2000
                          -------  -------  -------  -------  -------  -------  -------
                                   (in thousands, except operating data)
                                                                         (unaudited)
Statement of Operations:
 Operating revenues:
 Wireline
  communications........  $ 8,863  $ 8,657  $ 9,734  $11,703  $14,500  $ 3,455  $ 3,990
 Wireless
  communications........      495      653      968    1,219    1,257      344      355
 Other communications
  services..............    1,056      884      922      954    1,012      127      199
                          -------  -------  -------  -------  -------  -------  -------
  Total operating
   revenues.............   10,414   10,194   11,624   13,876   16,769    3,926    4,544
 Operating expenses:
 Maintenance and
  support...............    1,717    2,009    2,312    3,398    4,917      693    1,208
 Depreciation and
  amortization..........    1,237    1,426    2,104    2,340    2,808      670      817
 Customer operations....      934    1,046    1,290    1,928    2,031      626      777
 Corporate operations...    1,397    1,444    1,700    1,862    2,356      577      689
                          -------  -------  -------  -------  -------  -------  -------
  Total operating
   expenses.............    5,285    5,925    7,406    9,528   12,112    2,566    3,491
                          -------  -------  -------  -------  -------  -------  -------
Operating income........    5,129    4,269    4,218    4,348    4,657    1,360    1,053
 Other income
  (expenses):
 Interest and dividend
  income................      543      542      311      261      337       60       67
 Other expenses,
  principally interest..     (805)    (747)    (557)    (410)    (685)    (112)    (108)
 Equity loss from PCS
  investees:
 VA PCS Alliance........      --       --      (822)  (5,078)  (5,427)  (1,374)  (1,523)
 WV PCS Alliance........      --       --       --    (1,064)  (4,565)    (747)  (1,648)
 Equity income from
  other investees.......    1,135      586      634      315      340       76       91
 Gain (loss) on sale of
  assets and
  investments...........    1,708     (284)   5,080       31      252      --       --
                          -------  -------  -------  -------  -------  -------  -------
                            7,710    4,366    8,864   (1,597)  (5,091)    (737)  (2,068)
Income taxes (benefit)..    2,681    1,582    3,052     (759)    (917)    (298)    (842)
                          -------  -------  -------  -------  -------  -------  -------
Net income (loss).......  $ 5,029  $ 2,784  $ 5,812  $  (838) $(4,174) $  (439) $(1,226)
                          =======  =======  =======  =======  =======  =======  =======
Balance Sheet Data (at
 period end):
 Cash and cash
  equivalents...........  $ 8,442  $ 6,001  $ 7,021  $ 6,910  $ 8,218  $ 4,685  $ 9,421
 Total assets...........   39,026   42,196   46,897   48,125   63,912   54,852   60,076
 Long-term debt.........    9,852    8,529    8,276    7,908    7,520    7,784    7,466
 Shareholders' equity...   23,645   26,190   31,669   31,258   35,562   31,347   33,605
Operating Data (at
 period end):
 Internet subscribers...      --       363      686    1,209    2,078    1,353    2,212
 ILEC access lines......    8,796    9,265    9,919   10,512   12,233   10,770   12,282
 CLEC access lines......      --       --       --     1,260    3,840    1,624    4,414

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                  RESULTS OF OPERATIONS OF R&B COMMUNICATIONS

  The following discussion and analysis should be read in conjunction with "Selected Historical Consolidated Financial and Operating Data of R&B Communications" and other financial statements and the notes thereto included elsewhere in this document. Much of the discussion in this section involves forward-looking statements. Actual results may differ significantly from the results suggested by these forward-looking statements.

Overview

  R&B Communications is an integrated communications provider offering a broad range of products and services to business and residential customers in the Roanoke and New River Valleys of Virginia. These communications products and services include local and long distance telephone, dial-up and high-speed Internet access, competitive local exchange access, paging and wireless cable television.

  Historically, R&B Communications has derived much of its revenues from its ILEC. R&B Communications introduced Internet services in late 1996 and CLEC services in the second quarter of 1998. As a result of its increasing focus on and growth in CLEC services and Internet services, an increasing portion of its operating revenues and EBITDA will be generated by businesses other than its mature local telephone operations. These newer businesses have generated lower operating margins due to start-up costs associated with expansion into new markets and introduction of new service offerings throughout the region it serves. As it expands its markets and introduces new products, R&B Communications expects these lower operating margins to continue.

  R&B Communications' wireless PCS service offerings consist of significant investments in the Virginia Alliance and the West Virginia Alliance. The Virginia Alliance and the West Virginia Alliance commenced operation in September 1997 and September 1998, respectively. R&B Communications has recognized significant equity losses from these investments.

  On June 16, 2000, R&B Communications' board of directors approved an agreement and plan of merger with CFW Communications.

  Revenues

  R&B Communications' revenues are generated from:

  . wireless communications, including paging and wireless cable television revenues;

  . wireline communications, including ILEC, fiber optic network usage or carrier's carrier services, Internet, CLEC, long distance, voicemail and wireline cable television revenues; and

  . other communications services revenues, including revenues from the sale, installation and lease of communications equipment.

  Operating Expenses

  R&B Communications' operating expenses are generally incurred from the following categories:

  . maintenance and support expenses, including costs related to specific property and equipment, as well as indirect costs such as engineering and general administration of property and equipment;

  . depreciation and amortization;

  . customer operations expenses, including marketing, product management, product advertising, sales, publication of a regional telephone directory, customer services; and

  . corporate operations expenses, including taxes other than income, executive, accounting, legal, purchasing, information management, human resources and other general and administrative expenses.

  Other Income (Expenses)

  R&B Communications' other income (expenses) are generated (incurred) from interest income and expense, dividend income, equity income or loss from the Virginia Alliance and the West Virginia Alliance, or the Alliances, and other equity investments and gain on sale of investments and assets.

  Income Taxes

  R&B Communications' income tax liability and effective tax rate increase and decrease based upon changes in a number of factors, including pre-tax income or loss, losses sustained by the Alliances, net operating losses and related carrybacks and carryforwards, gain or loss on the sale of assets and investments, non-deductible expenses related to life insurance policies, tax and employment credits, and charitable contributions and other tax deductible amounts.

Results of Operations

Three Months Ended March 31, 2000 Compared to Three Months Ended March 31,
1999

  Overview

  Net loss increased $.8 million, or 200%, from $.4 million for the three months ended March 31, 1999 to a net loss of $1.2 million for the three months ended March 31, 2000. EBITDA for the three months ended March 31, 2000 decreased $.1 million, or 8%, from $2.0 million for the three months ended March 31, 1999 to $1.9 million for the three months ended March 31, 2000. Operating income decreased $.3 million, or 23%, from $1.4 million for the three months ended March 31, 1999 to $1.1 million for the three months ended March 31, 2000. R&B Communications' share of the net loss from the Alliances increased $1.1 million, or 49%, from $2.1 million, $1.3 million after tax, for the three months ended March 31, 1999 to $3.2 million, $2.0 million after-tax for the three months ended March 31, 2000.

  These results reflect customer growth from wireless, CLEC and Internet services and R&B Communications' share of the Alliances' losses. The decreases in operating income and EBITDA results were due to higher levels of depreciation and amortization generated by capital investments in growth businesses and the underlying supporting infrastructure.

  Operating Revenues

  Total operating revenues increased $.6 million, or 16%, from $3.9 million in the three months ended March 31, 1999 to $4.5 million for the three months ended March 31, 2000. The increase was due primarily to a $.5 million increase in network and CLEC-based revenues. CLEC customers totaled 4,400 as of March 31, 2000, which represented an increase of 2,800 customers from March 31, 1999. Internet customers grew to 2,200 as of March 31, 2000, an increase of 900 customers from March 31, 1999.

  Wireless Communications Revenues. Wireless communications revenues were relatively stable from the three months ended March 31, 1999 to the three months ended March 31, 2000.

  Wireline Communications Revenues. Wireline communications revenues increased $.5 million, or 15%, from $3.5 million for the three months ended March 31, 1999 to $4.0 million for the three months ended March 31, 2000. Network revenues and revenues from fiber optic network usage, CLEC and long distance accounted for most of this increase. CLEC revenues increased $.3 million, or 75%, from $.4 million for the three months ended March 31,1999 to $.7 million for the three months ended March 31, 2000, reflecting the growth in access lines noted above.

  Other Communications Revenues. Other communications revenues increased $.1 million, or 57%, from $.1 million for the three months ended March 31, 1999 to $.2 million for the three months ended March 31, 2000. This increase was principally the result of ancillary sales and services related to the growing wireline and wireless services.

  Operating Expenses

  Total operating expenses increased $.9 million, or 36%, from $2.6 million for the three months ended March 31, 1999 to $3.5 million for the three months ended March 31, 2000. This increase was primarily in the wireline businesses. Within this business, CLEC and network operations comprised $.4 million of the total increase. The CLEC and network operating expense increased as a result of the expenses associated with increased fiber build-out and from strong growth of the CLEC markets.

  Maintenance and Support Expense. Maintenance and support expense increased $.5 million, or 74%, from $.7 million for the three months ended March 31, 1999 to $1.2 million for the three months ended March 31, 2000. This increase was due primarily to CLEC rollout and engineering and operations support growth.

  Depreciation and Amortization. Depreciation and amortization expense increased $.1 million, or 22%, from $.7 million for the three months ended March 31, 1999 to $.8 million for the three months ended March 31, 2000. This increase was due to an increase of approximately 13% in the plant-in-service asset base from $37.6 million as of March 31, 1999 to $42.5 million as of March 31, 2000. Depreciation and amortization as a percent of the related assets increased from 1.6% for the three months ended March 31, 1999 to 1.9% for the three months ended March 31, 2000. This increase was due to shift in the composition of the asset base from traditional telephone plant to more network plant and equipment.

  Customer Operations Expense. Customer operations expense increased $.2 million, or 24%, from $.6 million for the three month period ended March 31, 1999 to $.8 million for the three months ended March 31, 2000. This increase related primarily to marketing and sales activities and customer care growth, which was consistent with the related revenue growth.

  Corporate Operations Expense. Corporate operations expense increased $.1 million, or 19%, from $.6 million for the three months ended March 31, 1999 to $.7 million for the three months ended March 31, 2000. This increase was a result of growth in the corporate infrastructure commensurate with the significant growth in operations.

  Other Income (Expenses)

  Other income (expenses) was driven primarily by the effect of losses from the Alliances. R&B Communications' share of losses from the Virginia Alliance increased $.1 million, or 11%, from $1.4 million for the three months ended March 31, 1999 to $1.5 million for the three months ended March 31, 2000. Its share of losses from the West Virginia Alliance, which commenced operations in the latter part of the third quarter of 1998, and expanded significantly in the second quarter of 1999, increased from $.8 million for the three months ended March 31, 1999 to $1.6 million for the three months ended March 31, 2000. Further information concerning the Alliances is contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" for each respective Alliance.

  Income Taxes

  The income tax benefit of net losses increased from $.5 million for the three months ended March 31, 1999 to $.9 million for the three months ended March 31, 2000. The primary factor causing this change was an increase in the pre-tax loss of $1.3 million.

1999 Compared to 1998

  Overview

  Net loss increased $3.4 million, from $.8 million in 1998 to $4.2 million in 1999. EBITDA increased $.8 million, or 12%, from $6.7 million in 1998 to $7.5 million in 1999. Operating income increased $.3 million, or 7%, from $4.3 million in 1998 to $4.6 million in 1999. Net loss for 1999 was $4.2 million, including the equity losses from the Alliances of $10.0 million, $6.2 million after tax.

  Operating Revenues

  Total operating revenues increased $2.9 million, or 21%, from $13.9 million in 1998 to $16.8 million in 1999.

  Wireless Communications Revenues. Wireless communications revenues remained relatively stable from 1998 to 1999. Revenues for paging decreased $.1 million, from $.7 million in 1998 to $.6 million in 1999. This decrease resulted primarily from a decline in paging customers due to increased competition and decreased marketing emphasis. Wireless cable revenues increased $.1 million, or 20%, from $.5 million in 1998 to $.6 million in 1999 as a result of increased marketing.

  Wireline Communications Revenues. Wireline communications revenues increased $2.8 million, or 24% from $11.7 million in 1998 to $14.5 million in 1999. Telephone revenues, including local service, access and toll service, and calling feature revenues increased $.8 million, or 11%, from $7.6 million in 1998 to $8.4 million in 1999. This increase was primarily due to growth in access lines of 1,700, or 16%, from 10,500 as of December 31, 1998 to 12,200 in 1999. Revenues from fiber optic network usage and CLEC increased $1.7 million, or 45% from $3.8 million as of December 31, 1998 to $5.5 million in 1999 due to increased network usage and strong CLEC access line growth. CLEC services were introduced in the Roanoke market in the second quarter of 1998. The number of CLEC business access lines increased from 1,300 as of December 31, 1998 to 3,800 as of December 31, 1999. Internet service revenues increased from $.3 million in 1998 to $.6 million in 1999 due primarily to an increase in subscribers from 1,200 in 1998 to 2,100 in 1999.

  Other Communications Revenues. Other communications revenues increased $.1 million, or 6%, from $.9 million in 1998 to $1.0 million in 1999. This increase was related to the increase in customers for both wireline and wireless services.

  Operating Expenses

  Total operating expenses increased $2.6 million, or 27%, from $9.5 million in 1998 to $12.1 million in 1999. The increase was primarily attributable to additional business volume in ILEC, CLEC, and competitive access services. Costs associated with providing these services accounted for $9.9 million of operating expense, an increase of $2.3 million, or 30%, over 1998. Of this increase, $1.7 million was from CLEC and other competitive access services.

  Maintenance and Support Expense. Maintenance and support expense increased $1.5 million, or 45%, from $3.4 million in 1998 to $4.9 million in 1999. Approximately $1.1 million of this increase related to geographic expansion and other growth in network and CLEC services.

  Depreciation and Amortization. Depreciation and amortization expense increased $.5 million, or 20%, from $2.3 million in 1998 to $2.8 million in 1999. Of this increase, $.3 million was related to growth in CLEC operations and ILEC digital switching upgrades.

  Customer Operations Expense. Customer operations expense increased $.1 million, or 5%, from $1.9 million in 1998 to $2.0 million in 1999. This increase was due primarily to start up of CLEC operations.

  Corporate Operations Expense. Corporate operations expense increased $.5 million, or 27%, from $1.9 million in 1998 to $2.4 million in 1999. This increase was due to increases in personnel to support growth in ILEC and CLEC operations.

  Other Income (Expenses)

  Other income (expenses), which was a net expense in 1998 and 1999, increased $3.8 million, from an expense of $5.9 million in 1998 to an expense of $9.7 million in 1999, as a result of a full year of operations by the West Virginia Alliance.

  R&B Communications' share of losses of the Alliances totaled $10.0 million in 1999, a $3.9 million increase from 1998 losses of $6.1 million. The West Virginia Alliance commenced operations in late 1998 and the loss from that investee increased from $1.1 million in 1998 to $4.6 million in 1999. Losses from the Alliances are expected to continue to be significant until the customer base is sufficient to cover the normal operating cost for these services. Further information concerning the Alliances is contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" for each respective Alliance.

  Income Taxes

  The income tax benefit of net losses increased $.1 million, or 21%, from $.8 million in 1998 to $.9 million in 1999. The primary factor causing this change was an increase in the pre-tax loss of $3.5 million.

1998 Compared to 1997

  Overview

  Total operating revenues increased $2.3 million, or 19%, from $11.6 million in 1997 to $13.9 million in 1998. EBITDA increased $.4 million, or 6%, from $6.3 million in 1997 to $6.7 million in 1998. Operating income increased $.1 million, or 2%, from $4.2 million in 1997 to $4.3 million in 1998. Net loss for 1998 was $.8 million, including the equity losses from the Alliances of $6.1 million, $3.8 million after tax.

  Operating Revenues

  Wireless Communications Revenues. Wireless communications revenues increased $.3 million, or 33%, from $.9 million in 1997 to $1.2 million in 1998. The increase resulted from an increase in wireless cable program offerings during 1997.

  Wireline Communications Revenues. Wireline communications revenues increased $2.0 million, or 21%, from $9.7 million in 1997 to $11.7 million in 1998. ILEC revenues increased $.6 million, or 9%, from $7.0 million in 1997 to $7.6 million in 1998. These increases were primarily due to a 4% growth in access lines and a 47% growth in revenues from custom calling features. Revenues from fiber optic network usage and CLEC increased $1.2 million, or 46%, from $2.6 million in 1997 to $3.8 million in 1998 due to increased network usage and the roll-out of CLEC in the Roanoke market. Internet revenues, which were insignificant in 1997, its first full year of operations, grew to $.3 million in 1998.

  Other Operating Revenues. Other communications revenues were relatively stable from 1997 to 1998.

  Operating Expenses

  Total operating expenses increased $2.1 million, or 28%, from $7.4 million in 1997 to $9.5 million in 1998. The 1998 increases were primarily attributable to ILEC and CLEC and other competitive access services. Of this increase, $1.1 million was from CLEC and other competitive access services.

  Maintenance and Support Expense. Maintenance and support expense increased $1.1 million, or 48%, from $2.3 million in 1997 to $3.4 million in 1998. Of this increase, $.3 million related to network and CLEC operations. These increases were plant-related expense increases due to geographic expansion.

  Depreciation and Amortization. Depreciation and amortization expense increased $.2 million, or 10%, from $2.1 million in 1997 to $2.3 million in 1998. Expanded growth in CLEC operations and ILEC digital switching upgrades were the primary reasons for the increase.

  Customer Operations Expense. Customer operations expense increased $.6 million, or 46%, from $1.3 million in 1997 to $1.9 million in 1998, primarily due to start up of CLEC operations.

  Corporate Operations Expense. Corporate operations expense increased $.2 million, or 12%, from $1.7 million in 1997 to $1.9 million in 1998, representing growth in corporate infrastructure associated with growth in operations.

  Other Income (Expenses)

  Other income (expenses) was $4.7 million in income in 1997 and $5.9 million in expense in 1998. Income in 1997 included a $5.1 million gain on the sale of Roanoke MSA Ltd. partnership investment. R&B Communications' share of losses from the Alliances increased $5.3 million, from $.8 million in 1997 to $6.1 million in 1998.

  Other expenses, principally interest, decreased $.1 million in 1998 from 1997 due to continued debt reduction.

  Income Taxes

  Income taxes decreased $3.8 million, or 127%, from a $3.0 million expense in 1997 to a $.8 million benefit in 1998. The primary factor causing this change was a decrease in pre-tax income of $10.5 million resulting from R&B Communications' share of the Alliances' losses.